Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Corteva, Inc. and E.I. du Pont de Nemours and Company of our report dated February 14, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of E.I. du Pont de Nemours and Company (Successor), as well as our report dated February 15, 2018, except for the change in the manner in which the Company accounts for net periodic pension and postretirement benefit costs discussed in Note 9 to the Corteva, Inc. consolidated financial statements, as to which the date is February 11, 2019, and except for the effects of discontinued operations discussed in Note 5 to the Corteva, Inc. consolidated financial statements, as to which the date is February 14, 2020, relating to the financial statements and financial statement schedule of E.I. du Pont de Nemours and Company (Predecessor), which appear in E.I. du Pont de Nemours and Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 14, 2020